Exhibit 99.1

NEWS RELEASE

H. Patrick Dee Chief Operating Officer (505) 241-7102	Linda Wedeen Senior Vice President (505) 241-7615

First State Bancorporation Changes Name of Subsidiary

First State Bank becomes First Community Bank

Albuquerque, NM -- December 8, 2005 -- First State Bancorporation (NASDAQ: FSNM) New Mexico's largest locally managed bank holding company announced today that it will change the name First State Bank to First Community Bank, and will operate as one brand in all of its markets.

The name change is not due to an acquisition, change of ownership or change in management, and each branch will maintain its personal and business accounts, employees, hours, etc. "It's business as usual. We are the same group of people servicing our customers as we have for years, but we will have a consistent name and logo across all of our branches," said Michael Stanford, Chief Executive Officer of First State Bancorporation. "Now our customers who travel won't have to stop and think about what name they should look for on the buildings where they can transact their business."

In the third quarter of 2005, First State Bancorporation announced the proposed acquisition of Access Anytime BanCorp, Inc. ("Access Anytime"), a thrift holding company which owns and operates AccessBank, and New Mexico Financial Corporation ("NMFC"), a New Mexico bank holding company which owns and operates Ranchers Banks. These acquisitions are subject to regulatory approval and approval by each of Access Anytime's and NMFC's shareholders later this month. Upon regulatory and shareholder approval and upon completion of the acquisitions, both AccessBank and Ranchers Banks will operate as First Community Bank in all of their markets. "After deciding to acquire AccessBank and Ranchers Banks earlier this year, we realized that we would be operating as four different banks in four different states," said Stanford. "It's important for us to operate under one name in our region so we are changing our name to First Community Bank. We have always been dedicated to serving each community where we operate and our new name will better reflect our business practice."

New Logo and Design

The new First Community Bank logo will look very similar to the First State Bank design. It will incorporate the same turquoise color and maintain the words "First" and "Bank." The word "State" will be replaced with the word "Community," and the shape of each state will become a square encasing the numeral "1st." In Colorado and Utah where First State Bancorporation already operates as First Community Bank, the name and logo will remain the same, but the "branch of" verbiage will be dropped from the name. Interior signage will change immediately, while the exterior signs outside the branches will be posted throughout the next several months.

New Advertising Campaign

First Community Bank will remain "Not Your Typical Bankers and Not Your Typical Bank" as a new advertising campaign launches throughout New Mexico tomorrow. "The campaign is designed to educate current and potential customers that the name has changed, but the bank's positioning and philosophy remains the same," said Linda Wedeen, Senior Vice President of strategic marketing for First State Bancorporation.

Full page advertisements will begin running in Newspapers across the state starting on Friday, December 9 and outdoor billboard advertisements will begin to appear on the Interstate 40 and Interstate 25 corridors. Television and radio advertisements are also planned for the campaign. "The advertising campaign will continue to incorporate the bank's well-known irreverent, tongue in cheek, sardonic advertising tones that have become so popular among our customers and the general public," said Wedeen. Squires & Company, an advertising agency based in Dallas, Texas with an office in Albuquerque, created the new advertising campaign for the name change.

On Wednesday, December 7, 2005, First State's stock closed at $24.39 per share.

Certain statements in this news release are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). The discussions regarding our growth strategy, expansion of operations in our markets, competition, loan and deposit growth, timing of new branch openings, expansion opportunities including expanding our mortgage division market share, and response to consolidation in the banking industry include forward-looking statements. Other forward-looking statements can be identified by the use of forward-looking words such as "believe," "expect," "may," "will," "should," "seek," "approximately," "intend," "plan," "estimate," or "anticipate" or the negative of those words or other comparable terminology. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statement. Some factors include changes in interest rates, local business conditions, government regulations, loss of key personnel or inability to hire suitable personnel, faster or slower than anticipated growth, economic conditions, our competitors' responses to our marketing strategy or new competitive conditions, and competition in the geographic and business areas in which we conduct our operations. Other factors are described in First State's filings with the Securities and Exchange Commission. First State is under no obligations to update any forward-looking statements.

First State's news releases and filings with the Securities and Exchange Commission are available through the Investor Relations section of First State's website at www.fsbnm.com.

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